BRENEX OIL CORP. ANNOUNCES LETTER OF INTENT TO ACQUIRE CINEMAELECTRIC, INC.

Salt Lake City, Utah - August 12, 2003 - Brenex Oil Corp. ("Brenex" or the "Company") (OTCBB: BNXO) announced the execution of a Letter of Intent to acquire CinemaElectric, Inc. ("CinemaElectric"). Terms of the Letter of Intent obligate Brenex to issue 3,333,333 post-split shares of its common stock to Universal Communication Systems, Inc. (OTCBB: UCSY) in exchange for certain contractual rights it has with CinemaElectric, along with issuing 33,333,333 post-split shares of its common stock to the shareholders of CinemaElectric for all of the outstanding securities of CinemaElectric.

As part of the definitive agreement, and prior to closing, Brenex shall have completed a forward split of its outstanding securities of approximately thirty shares for every one share outstanding.

CinemaElectric is the producer and distributor of a novel form of Downloadable Digital CinemaElectric called PocketCinema to be played on mobile phones, handheld computers, desktop computers and future movie-playing personal electronics.
Founded in 1999 by filmmaker James F. Robinson, CinemaElectric intends to be a leader in the production of global, mobile multimedia content for next-generation personal wireless devices.

Closing of the definitive agreement is subject to certain requirements including completion of final documentation, due diligence and other customary pre-closing conditions. There is no assurance this transaction will be completed.

This Press Release does not constitute an offer of any securities for sale.

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This press release may contain forward-looking statements, including the
Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts, other applicable regulations and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:  Thomas J. Howells, President, Brenex Oil Corp.
Telephone:  (801) 641-5452